Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS RECORD RESULTS FOR SECOND
QUARTER ENDED JUNE 30, 2008
FOOTHILL RANCH, Calif.—August 5, 2008—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and six-month periods ended June 30, 2008.
Consolidated Results of Operations for the Second Quarter of 2008
For the second quarter of 2008, Skilled Healthcare reported net income of $8.9 million, or $0.24 per diluted share, as compared to a net loss attributable to common stockholders of $4.1 million, or $0.18 per diluted share, in the second quarter of 2007.
Revenues in the second quarter of 2008 totaled $180.3 million, an increase of 19.3% from $151.1 million in the corresponding prior year period. Revenues in the second quarter of 2008 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $159.0 million, an increase of 20.4% from the second quarter of 2007. Approximately $20.1 million or 15.2 percentage points of the increase in long-term care services revenues resulted from healthcare facilities acquired or developed after April 1, 2007. Revenues in the second quarter of 2008 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $21.4 million, an increase of 12.6% from the second quarter of 2007. Approximately $2.1 million, or 11.1 percentage points, of the increase in ancillary services revenues resulted from the acquisition of two hospice businesses in New Mexico in September 2007.
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, were $28.9 million in the second quarter of 2008, an increase of $3.8 million, or 15.1%, over the second quarter of 2007. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix was 24.6% in the second quarter of 2008, as compared to 24.7% in the second quarter of 2007. Excluding the ten skilled nursing facilities in New Mexico, which Skilled Healthcare acquired in September 2007, skilled mix was 25.4% in the second quarter of 2008. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
“I am pleased with our overall performance in the second quarter and for the first half of the year,” commented Boyd Hendrickson, Chairman and Chief Executive Officer. “I am particularly proud of the continued success of our innovative product offerings, such as our Express Recovery™ Units. Our skilled nursing facilities with Express Recovery™ Units show considerable improvement in skilled mix and typically have better over-all performance than those without one. For the second quarter of 2008, our skilled nursing facilities with an Express Recovery™ Unit reported skilled mix of 28.7%, while those skilled nursing facilities without an Express Recovery™ Unit reported skilled mix of 20.0%. In the second quarter, we expanded one existing Express Recovery™ Unit. We plan to add another 19 new units and will expand eight more of our existing units by the end of the year. I am also excited to report that our new development activity is progressing well. Our new skilled nursing facility development projects, designed to advance the state of the art in high acuity skilled nursing models, are a key part of our future. In that same regard I would like to praise the Centers for Medicare and Medicaid Services and the Congress on their approval of the market basket funding for Medicare and maintaining the recent high acuity Rate Utilization Groups that have facilitated continued growth of our quality improvement programs and promoted advancement in our skilled nursing service levels.”
Consolidated Results of Operations for the First Six Months of 2008
For the first six months of 2008, Skilled Healthcare reported net income of $17.4 million, or $0.47 per diluted share, as compared to a net loss attributable to common stockholders of $4.3 million, or $0.24 per diluted share, in the first six months of 2007.
Revenues in the first six months of 2008 totaled $361.1 million, an increase of 22.1% from $295.7 million in the corresponding prior year period. Revenues in the first six months of 2008 from Skilled Healthcare’s long-term care services segment were $317.8 million, an increase of 23.1% from the first six months of 2007. Approximately $45.2 million, or 17.5 percentage points, of the increase in long-term care services revenues resulted from healthcare facilities acquired or developed after December 31, 2006. Revenues in the first six months of 2008 from Skilled Healthcare’s ancillary services segment were $43.3 million, an increase of 15.2% from the first six months of 2007. Approximately $4.2 million, or 11.1 percentage points, of the increase in ancillary services revenues resulted from the acquisition of two hospice businesses in New Mexico in September 2007.
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, were $57.4 million in the first six months of 2008, an increase of $8.5 million, or 17.4%, over the first six months of 2007. Skilled mix was 25.2% in the first six months of 2008, as compared to 25.0% in the first six months of 2007.
Outlook
Skilled Healthcare is increasing its 2008 full year guidance and expects revenue to be between $730 and $740 million and net income per diluted share between $0.98 and $1.03. EBITDA is expected to be in the range of $118 million to $122 million and EBITDAR is expected to be in the range of $136 million and $140 million.
The increased guidance reflects the final ruling on July 31, 2008 by the Centers for Medicare and Medicaid Services that resulted in an increase in the market basket for skilled nursing facilities of 3.4% for fiscal 2009. The final ruling also deferred refinements to the nine new case-mix groups developed under the prospective payment system which would have recalibrated all of the RUG classifications and reduced payments to skilled nursing facilities by $770 million.

Conference Call
A conference call and webcast will be held today, Tuesday, August 5, 2008, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the second quarter of 2008 and its outlook for the future.
To participate in the call, interested parties may dial 866-825-3308 and reference passcode 81490895. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 59633079.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. We also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson and the outlook for Skilled Healthcare’s financial performance and future actions of Skilled Healthcare. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)
Revenue	$180,348	$151,091	$361,075	$295,746
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	142,252	119,522	284,396	233,472
Rent cost of revenue	4,478	2,527	8,962	5,221
General and administrative	5,557	4,375	11,760	9,135
Depreciation and amortization	5,073	4,239	10,233	8,200

	157,360	130,663	315,351	256,028

Other income (expenses):
Interest expense	(9,162)	(11,926)	(18,815)	(24,018)
Premium on redemption of debt and write-off of related deferred financing costs	—	(11,648)	—	(11,648)
Interest income	123	587	337	914
Other	87	97	309	97
Equity in earnings of joint venture	718	353	1,109	893
Change in fair value of interest rate hedge	—	—	—	(33)

Total other income (expenses), net	(8,234)	(22,537)	(17,060)	(33,795)

Income (loss) before provision for income taxes	14,754	(2,109)	28,664	5,923
Provision for (benefit from) income taxes	5,830	(556)	11,296	2,822

Net income (loss)	8,924	(1,553)	17,368	3,101
Accretion on preferred stock	—	(2,583)	—	(7,354)

Net income (loss) attributable to common stockholders	$8,924	$(4,136)	$17,368	$(4,253)

Net income (loss) per share data:
Net income (loss) per common share, basic	$0.24	$(0.18)	$0.48	$(0.24)

Net income (loss) per common share, diluted	$0.24	$(0.18)	$0.47	$(0.24)

Weighted average common shares outstanding, basic	36,558	23,437	36,554	17,729

Weighted average common shares outstanding, diluted	36,871	23,437	36,877	17,729

Skilled Healthcare Group, Inc. Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,713	$5,012
Other current assets	142,406	145,292
Property and equipment, net	318,971	294,281
Other assets	527,171	525,522

Total assets	$992,261	$970,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$78,321	$88,847
Current portion of long-term debt and capital leases	3,188	6,335
Other long-term liabilities	55,832	48,355
Long-term debt and capital leases, less current portion	462,717	452,101
Stockholders’ equity	392,203	374,469

Total liabilities and stockholders’ equity	$992,261	$970,107

	Six Months Ended June 30,
	2008	2007
Cash Flow Data:
Net cash provided by operating activities	$26,706	$5,306
Net cash used in investing activities	$(34,037)	$(51,938)
Net cash provided by financing activities	$6,032	$46,144

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,091	7,867	9,091	7,867
Available patient days	827,281	716,443	1,642,641	1,387,033
Actual patient days	696,813	600,286	1,393,104	1,175,243
Occupancy percentage	84.2%	83.8%	84.8%	84.7%
Skilled mix	24.6%	24.7%	25.2%	25.0%
Percentage of Medicare days in the upper nine RUG categories(1)	39.4%	39.3%	40.0%	38.4%
Average daily number of patients	7,657	6,597	7,654	6,493
EBITDA(2) (in thousands)	$28,866	$13,469	$57,375	$37,227
Adjusted EBITDA (2) (in thousands)	$28,866	$25,117	$57,375	$48,908
Adjusted EBITDA margin	16.0%	16.6%	15.9%	16.5%
Adjusted EBITDAR (2) (in thousands)	$33,344	$27,644	$66,337	$54,129
Adjusted EBITDAR margin	18.5%	18.3%	18.4%	18.3%
Revenue per patient day (skilled nursing facilities)
Medicare	$518	$488	$511	$484
Managed care	366	352	358	352
Medicaid	135	129	135	127
Private and other	155	153	154	152
Weighted average for all	$222	$213	$222	$213
Revenue from:
Medicare	37.0%	37.1%	37.2%	37.6%
Managed care and private pay	32.3	32.6	32.1	32.5

Quality mix	69.3	69.7	69.3	70.1
Medicaid	30.7	30.3	30.7	29.9

Total	100.0%	100.0%	100.0%	100.0%

	As of June 30,
	2008	2007
Facilities:
Skilled nursing facilities (at end of period):
Owned	51	47
Leased	24	17

Total skilled nursing facilities	75	64

Total licensed beds	9,335	7,986
Assisted living facilities (at end of period):
Owned	12	11
Leased	2	2

Total assisted living facilities	14	13

Total licensed units	995	931
Total facilities (at end of period)	89	77
Percentage owned facilities (at end of period)	70.8%	75.3%

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for (benefit from) income taxes and facility rent expense.

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(amounts in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income	$8,924	$(1,553)	$17,368	$3,101
Interest expense, net of interest income	9,039	11,339	18,478	23,104
Provision for income taxes	5,830	(556)	11,296	2,822
Depreciation and amortization expense	5,073	4,239	10,233	8,200

EBITDA	28,866	13,469	57,375	37,227
Premium on redemption of debt and write-off of related deferred financing costs	—	11,648	—	11,648
Change in fair value of interest rate hedge	—	—	—	33

Adjusted EBITDA	28,866	25,117	57,375	48,908
Rent cost of revenue	4,478	2,527	8,962	5,221

Adjusted EBITDAR	$33,344	$27,644	$66,337	$54,129

     We believe that the presentation of EBITDA, Adjusted EBITDA and adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, facility rent expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. Adjusted EBITDAR excludes facility rent expense and is useful in comparing leased facilities to owned facilities. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.

     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA
Year Ended December 31, 2008
(in millions)
(Unaudited)
Reconciliation of Forecasted Net Income to EBITDA:

	Outlook
	Low	High
GAAP net income guidance	$36.0	$38.0
Interest expense, net of interest income and other	38.0	38.0
Provision for income taxes	23.0	25.0
Depreciation and amortization expense	21.0	21.0

EBITDA guidance	118.0	122.0
Rent cost of revenue	18.0	18.0

EBITDAR guidance	$136.0	$140.0